Exhibit 2.8
            AMENDMENT NO. 1 TO STOCK PURCHASE AGREEMENT



      WHEREAS, THERMO TERRATECH INC., a Delaware corporation (the "Seller"), and THE RANDERS GROUP INCORPORATED, a Delaware corporation (the "Buyer"), have entered into that certain Stock Purchase Agreement (the "Agreement") on September 19, 1997 providing for the sale of the capital stock of The Killam Group Inc. ("Killam") by the Seller to the Buyer;

      WHEREAS, the Agreement contemplated that in consideration of such sale, the Buyer would issue to the Seller 103,569,600 fully paid and non-assessable shares of the Buyer's common stock, subject to a post-closing adjustment as described in Section 2.2 of the Agreement;

      WHEREAS, as of April 4, 1998 (the end of the Buyer's and the Seller's most recently completed fiscal year), the post-closing adjustment mechanism set forth in Section 2.2 of the Agreement would have resulted in the issuance of 113,031,051 shares of the Buyer's common stock to the Seller in consideration of the sale of Killam to the Buyer;

      WHEREAS, the Buyer and the Seller wish to stabilize the number of shares of the Buyer's common stock to be issued in consideration of the sale of Killam to the Buyer as of April 4, 1998;

      WHEREAS, the Buyer's Board of Directors has recommended, subject to the approval of the Buyer's shareholders, that Buyer effect a one-for-five reverse split of its common stock (the "Reverse Stock Split"); and

      WHEREAS, the Buyer and the Seller wish to give effect to the Reverse Stock Split prior to the issuance of the shares of Buyer's common stock to Seller as contemplated by the Agreement;

      NOW, THEREFORE, in consideration of the premises and the mutual covenants, agreements and provisions herein contained, the parties hereto, intending to be legally bound, agree as follows:

      1. Section 1 of the Agreement is hereby amended by deleting the definition of "Base Purchase Price" and by adding the following definition in alphabetical order within such Section:

      "'Purchase Price' has the meaning set forth in ss.2.2 below."

      2. Section 1 of the Agreement is hereby further amended by deleting the definition of "Closing Balance Sheet."

      3. Section 1 of the Agreement is hereby further amended by adding the following definition in alphabetical order within such Section:

      "'Reverse Stock Split' has the meaning set forth in ss.7.2(i) below."

      4. Section 2.2 of the Agreement is hereby amended and restated in its entirety as follows:

      "2.2 Purchase Consideration. The Buyer shall deliver to the Seller at the Closing 22,606,210 fully paid and non-assessable shares (after giving effect to the Reverse Stock Split) of RGI Stock (the "Purchase Price"). The parties acknowledge and agree that the number of shares of RGI Stock to be delivered at the Closing in payment of the Purchase Price represents the audited book value of Killam Group as of April 4, 1998, divided by $3.125 (or $0.625 multiplied by 5, to take into account the Reverse Stock Split) per share of RGI Stock so issued."

      5. Section 7.2 of the Agreement is amended by inserting the following new clause (i) therein and by renumbering all subsequent clauses accordingly:

                "(i) the Seller shall have effected a reverse stock split of one share of RGI Stock for every five shares outstanding of such RGI Stock (the "Reverse Stock Split") in accordance with the laws of the State of Delaware;"

      6. Section 8.4 of the Agreement is hereby amended and restated in its entirety as follows:

      "8.4 Indemnification Ceiling Amount. In no event will the total amount payable by either Seller or Buyer pursuant to ss.8.2 or ss.8.3 exceed an amount equal to the Purchase Price for the Killam Shares."

      7. Except as set forth herein, the Agreement shall remain in full force and effect in accordance with its terms.

      8. This Amendment may be executed in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

      IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the 4th day of April, 1998.


THE RANDERS GROUP INCORPORATED THERMO TERRATECH INC.


By:   /s/ Thomas R. Eurich                By:  /s/ John P. Appleton
      Thomas R. Eurich                         John P. Appleton
      Vice President                           President and CEO